Exhibit 99.1

Company Announcement No 2010-15                                                                       6 October 2010
William Demant Holding updates merger agreement with Otix Global

Today, William Demant Holding has signed an addendum to the existing merger agreement with the US hearing aid company Otix Global, Inc. according to which Otix's stockholders will receive a total settlement of USD 58 million, corresponding to approx. DKK 312 million or a price of USD 10 per stock. The updated offer is thus an increase of the price stated in the original merger agreement entered into on 13 September 2010.

We still expect to be able to close the transaction as previously communicated in Company Announcement no 2010-13 published on 13 September 2010.

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Further information:
Niels Jacobsen, President & CEO, phone +45 39 13 82 73
VP, Finance & IR Stefan Ingildsen, mobile +45 29 22 02 70
IR Manager Søren B. Andersson, mobile +45 51 17 66 57
www.demant.com